EXHIBIT 10.12

[LETTERHEAD OF IMAGIS TECHNOLOGIES INC.]

November 1, 2002

Intacta Technologies, Inc. Resurgens Plaza South 945 E. Paces Ferry Road, N.E. Suite 1445 Atlanta, Georgia 30326	Intacta Labs Ltd. and Gad Naaman c/o Intacta Technologies, Inc.

Attention:  Noel Bambrough

Dear Sirs/Mesdames:

Intacta Technologies, Inc. (“Intacta”) has developed or owns the rights to certain data compression technologies which have been patented in various jurisdictions. Imagis Technologies Inc. (“Imagis”) wishes to acquire the patents owned by Intacta (the “Intacta Patents”) listed in the attached Exhibit A. Imagis also wishes to acquire an exclusive license from Intacta Labs Ltd. (“Labs”), former Fontech Ltd., a wholly-owned subsidiary of Intacta, certain patents (the “Labs Patents”) listed in the attached Exhibit B. Certain of the Intacta Patents are registered in the name of Labs. Gad Naaman (“Naaman”), an employee of Labs, is the holder of certain of the Labs Patents which he has assigned to Labs.

1.     Acquisition

In consideration for US$50,000 (the “Purchase Price”),

(a)	Intacta and Labs hereby grant, sell, assign, transfer and convey to Imagis, its successors and assigns, the entire right, title and interest in and to

(i)	the Intacta Patents and all rights in respect thereof,

(ii)	all income, royalties, damages and payments now and hereafter due or payable under and with respect to the Intacta Patents, and

(iii)	the right to sue for past, present and future infringements of the Intacta Patents; and

(b)	Labs hereby grants to Imagis a fully paid-up license to use the Labs Patents (the “License”) with a further right to acquire the Labs Patents at any time for nominal consideration.

The License is exclusive to Imagis (even to the exclusion of Intacta), royalty-free and has a term that expires on the latest expiry date of a Labs Patent.

The Purchase Price will be payable as to US$33,000 (the “Initial Payment”) on the execution of this Agreement, with the balance of the Purchase Price will be payable on the verification of the Data (as defined in paragraph 2) and the delivery to Imagis of any documents Imagis requires in order to transfer the Intacta Patents. Imagis and Intacta confirm that US$33,000 has been advanced by Imagis to Intacta and that this amount will be credited towards the Initial Payment. Notwithstanding these payment terms, the sale of the Intacta Patents will be effective from the date the Initial Payment is made.

2.     Source Code

Intacta will provide to Imagis, as soon as practicable after the execution of this Agreement, a copy of the source code, software listings, functional specifications and all other written and/or magnetic material and related documentation necessary (together, the “Data”) to practice the Intacta Patents. Intacta will be required to provide any updates of the Data to Imagis. Imagis will have no limitations on its use of the Data.

3.     Intacta Employees

Nothing herein will restrict Imagis from offering employment to any persons employed by Intacta or Labs, nor will Imagis be required to hire any Intacta or Labs personnel.

4.     Representations, Warranties and Indemnity

Intacta and Labs jointly and severally represent and warrant to Imagis that the Intacta Patents and Labs Patents are free and clear of all encumbrances, and that the Intacta Patents and Labs Patents represent all patents and patent applications of Intacta, Labs and their affiliates, except for certain U.S. patents of Intacta.

Intacta, Labs and Imagis each represent to the other that all necessary consents have been obtained to enter into this Agreement and complete the sale of the Intacta Patents and the licensing of the Labs Patents to Imagis. Intacta also represents that the transactions contemplated under this Agreement will not constitute a disposition of all or substantially all of the assets of Intacta.

Intacta and Labs will indemnify, defend (or at Intacta’s option and expense but only with the consent of Imagis) settle, and hold Imagis and each of its affiliates and their officers, directors, employees, agents, distributors and licensees (the “Imagis Indemnified Parties”) harmless from and against any judgement, claim, action, proceeding, losses, deficiencies, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses), that may be incurred by an Imagis Indemnified Party in any connection with any claim, demand, suit, action or proceeding arising as a result of an allegation that any of the Intacta Patents or Labs Patents infringe on the intellectual property rights of another party.

5.     Right to Acquire Labs

Intacta grants to Imagis the right to acquire all outstanding shares of Labs held (directly or indirectly) by Intacta (the “Intacta Labs Shares”) in consideration for an amount equal to the fair market value of such shares (the “Labs Option”). If Labs has no business or assets other than the Labs Patents, the fair market value of the Intacta Labs Shares will be deemed to be $1.00. The Labs Option will expire on the latest expiry date of the Labs Patents.

6.     Further Assurances

Imagis, Intacta and Labs will, at their own expense and without expense to the other, execute and deliver such further agreements and other documents and do such further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement, including all documents required, if applicable, to transfer the Intacta Patents, Labs Patents and the Lab Shares to Imagis. Intacta hereby irrevocably grants to Imagis a power of attorney to transfer the Intacta Patents and the Lab Shares.

7.     Fees and Expenses

Imagis, Intacta and Labs each represents and warrants that it has not incurred any liability for any finder’s fee or broker’s commission in connection with the execution of this Agreement. Imagis, Intacta and Labs each agree they will pay their own and their representatives fees and expenses, including any fee for advice or opinions incurred in connection with the negotiation, preparation, execution and delivery of Agreement and any other agreements contemplated thereby.

8.     Publicity

None of Imagis, Intacta or Labs will make any press release, public announcement or public statement about the transactions contemplated herein which has not been previously approved by the other, except that either party may make a press release or filing with a regulatory authority if counsel for such party advises that such press release or filing is necessary (in which case such party will first make a reasonable effort to obtain the approval of the other).

9.     Assignment

This Agreement may not be assigned by Intacta or Labs without the written consent of Imagis. Imagis may assign this Agreement at any time to any party without prior notice to, or the need to obtain the consent of, Intacta or Labs.

10.    Acknowledgement by Naaman

Naaman acknowledges the agreements and covenants of Labs in this Agreement and, if required, consents to the grant of the License by Labs.

11.  Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement. No director, officer, employee or agent of any party has any authority to make any representation or commitment not contained in this Agreement, and each party has executed this Agreement without reliance upon any such representation or commitment.

12.    Governing Law

This Agreement is and will be deemed to be made in British Columbia, Canada, for all purposes will be governed exclusively by and construed and enforced in accordance with the domestic laws prevailing in British Columbia, Canada, and the rights and remedies of Imagis and Intacta will be determined in accordance with those domestic laws.

13.    Attornment

Imagis, Intacta and Labs irrevocably and exclusively attorns to the jurisdiction of the courts of British Columbia, Canada and all courts having appellate jurisdiction thereover, and any proceeding commenced or maintained by a party in respect of or arising because of this Agreement will be commenced or maintained only in such of those courts as is appropriate.

14.    Counterparts

This Agreement may be executed in any number of counterparts with the same effect as if Imagis, Intacta and Labs had signed the same document, and all counterparts will be construed together and constitute one and the same instrument.

Yours very truly,

IMAGIS TECHNOLOGIES INC.

Per:  signed “Wayne Smith”
        Authorized Signatory

Acknowledged, accepted and agreed to November 4th, 2002.

INTACTA TECHNOLOGIES, INC.

Per:  signed “Ross Wilmot”
        Authorized Signatory

INTACTA LABS LIMITED

Per:  signed “Naaman Gad”
        Authorized Signatory

Signed, Sealed and Delivered by Gad Naaman	)
in the presence of:	)
)
)
signed "Ilia Saveliev"	)	Signed "Gad Naaman"
)
Witness (Signature))		Gad Naaman
)
ILIA SAVELIEV	)
)
Name (please print))
)
KLATCHKIN 17L3)
)
Address	)
)
BEERSHEVA, ISRAEL	)
)
City, Country	)

Exhibit A
List of Intacta Patents

Jurisdiction or Country	Patent No. or Application No.	Date Granted or Date Filed	Description of Patents

Canada	Application No. 2,046,835	Filed July 11, 1991	Graphic matter and process and apparatus for producing, transmitting and reading the same

South Africa	Patent No. 91/5410	August 26, 1992	Graphic matter and process and apparatus
for producing, transmitting and reading the
same

Australia	Patent No. 642508	Granted March 7, 1994	Graphic matter and process and apparatus for producing, transmitting and reading the same

Europe	Patent No. 0466146	Granted January 14, 1998	Graphic matter and process and apparatus for producing, transmitting and reading the same

United Kingdom	Patent No. 0466146	Granted January 14, 1998	Graphic matter and process and apparatus for producing, transmitting and reading the same

Canada	Application No.	Filed April 20, 1999	Process and apparatus for transmitting, receiving and/or storing information

Europe	Application No. 99914740.8	Filed April 20, 1999	Process and apparatus for transmitting, receiving and/or storing information

France	Application No. 99914740.8	Filed April 20, 1999	Process and apparatus for transmitting, receiving and/or storing information

Germany	Application No. 99914740.8	Filed April 20, 1999	Process and apparatus for transmitting, receiving and/or storing information

International Procedure	Application No. PCT/IL99/00208	Filed April 20, 1999	Process and apparatus for transmitting, receiving and/or storing information

Japan	Application No. 2000-545279	Filed April 20, 1999	Process and apparatus for transmitting, receiving and/or storing information

United Kingdom	Application No. 99914740.8	Filed April 20, 1999	Process and apparatus for transmitting, receiving and/or storing information

Canada	Application No. 2,102,952	Filed November 12, 1993	Process and apparatus for transmitting and/or storing information

Jurisdiction or Country	Patent No. or Application No.	Date Granted or Date Filed	Description of Patents

Japan	Application No. 5-285375	Filed November 15, 1993	Process for transmitting and/or storing information

Germany	Patent No. 0598357	Granted February 24,	Process and apparatus for transmitting
		1999	and/or storing information

France	Patent No. 0598357	Granted February 24,	Process and apparatus for transmitting
		1999	and/or storing information

United Kingdom	Patent No. 0598357	Granted February 24,	Process and apparatus for transmitting
		1999	and/or storing information

Europe	Patent No. 0598357	Granted February 24,	Process and apparatus for transmitting
		1999	and/or storing information

Exhibit B
List of Labs Patents

Jurisdiction or Country	Patent No. or Application No.	Date Granted or Date Filed	Description of Patents

Israel	Patent No. 96118	Granted December 31, 1995	Graphic matter and process and apparatus
for producing, transmitting and reading the same

Israel	Patent No. 96969	Granted January 10, 1997	Graphic matter and process and apparatus
for producing, transmitting and reading the
same

Israel	Patent No. 96973	July 13, 1997	Graphic matter and process and apparatus
for producing, transmitting and reading the
same

Israel	Patent No. 103755	February 16, 1997	Process for transmitting and/or storing
information

Israel	Patent No. 105493	Granted August 16, 1999	Process for transmitting and/or storing
information

Israel	Application No. 124152	Filed April 21, 1998	Process for transmitting, receiving and/or storing information